Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Brazil Potash Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	3,807,291	$1.74(2)	$6,624,687	0.00015310	$1,015

Total Offering Amounts					$6,624,687		$1,015

Total Fee Offsets							N/A

Net Fee Due							$1,015

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional common shares, no par value per share, of the Registrant (“Common Shares”) that may become issuable under the Brazil Potash Corp. Amended and Restated Deferred Share Unit Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of Common Shares outstanding.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.74 per Common Share, which is the average of the high and low prices of the Registrant’s Common Shares as reported on the NYSE American on June 6, 2025, a date within five (5) business days prior to the date of the filing of this Registration Statement.